Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Debbie Nalchajian-Cohen

559-222-1322

CENTRAL VALLEY COMMUNITY BANCORP
REPORTS EARNINGS RESULTS FOR THIRD QUARTER 2006

CLOVIS, CALIFORNIA…October 12, 2006… The Board of Directors of Central Valley Community Bancorp (Company) (NASDAQ: CVCY), the parent company of Central Valley Community Bank (Bank), reported today unaudited consolidated net income of $4,768,000, or $0.74 per diluted share, for the nine-month period ended September 30, 2006, compared to $4,376,000, or $0.69 per diluted share in the same period of 2005, representing an increase of 7.25% on a period to period basis.

The Company’s net interest margin (fully tax equivalent basis) increased 41 basis points from 5.39% for the nine months ended September 30, 2005 to 5.80% for the nine months ended September 30, 2006.  Net interest income for the nine months ended September 30, 2006 was $18,114,000, compared to $15,986,000 for the same period in 2005, an increase of $2,128,000 or 13.31%.  The increase in net interest income is primarily the result of increased levels of earning assets coupled with increases in interest rates.  Earning assets increased 4.75% to $427,265,000 from $407,884,000 comparing the nine months ended September 30, 2006 to the same period in 2005.  Despite a significant increase in interest expense during the first three quarters of 2006, the Company still maintains a favorable position relative to its peers in interest expense due to the fact that 31.85% of its average deposits are non-interest bearing.  Average deposits were $409,815,000 for the nine months ended September 30, 2006 compared to $401,708,000 for the same period in 2005.

Non-interest income for the nine months ended September 30, 2006 increased $491,000 or 16.33% compared to the same period in 2005, mainly due to net gains from the sale of assets; increases in EFT network fees, service charge income, and bank card merchant fees; and net gains from sales of certain investment securities.  Non-interest expense for the nine months ended September 30, 2006 increased $1,312,000, or 10.79% compared to the same period in 2005, mainly due to relocation related expenses, salary expenses from an increase in the number of employees, ordinary increases in salaries and benefits, and incremental expenses from newly opened branches.  During the nine-month period ended September 30, 2006, the Company consolidated certain of its administrative, support and other office functions from five office buildings into a single location.  In connection with this relocation, the Company recorded pre-tax relocation related expenses of $175,000 and a pre-tax gain on sale of real property of $265,000.

For the nine months ended September 30, 2006, the Company recorded a provision for credit losses of $600,000, compared to $10,000 for the same period in 2005.  The increase in the provision for credit losses was primarily due to a net charge-off of $348,000 for a loan in Sacramento during the first quarter of 2006.

For the nine-month period ended September 30, 2006, return on average equity was 14.30%, compared to 15.40% for the same period of 2005.  This decrease is reflective of increase in capital from retained earnings.  Return on average assets was 1.37% for the first nine months of 2006, compared to 1.30% for the same period in 2005. Average assets for the nine months ended September 30, 2006 were $465,518,000 compared to $449,324,000 for the same period in 2005.

For the quarter ended September 30, 2006, the Company reported net income of $1,669,000, or $0.26 per diluted share, compared to $1,649,000, or $0.26 per diluted share, for the same period in 2005.

Return on average equity for the third quarter of 2006 was 14.28%, compared to 16.67% for the same period of 2005.  This decrease is reflective of an increase in capital from retained earnings.  Return on average assets was 1.43% for the third quarter of 2006 compared to 1.45% for the same period in 2005.

In comparing third quarter 2006 to third quarter 2005, total loans continued to grow.  Average total loans increased $22,861,000, or 8.03% in the three months ended September 30, 2006, compared to the same period in 2005.  Asset quality continues to be strong.  The Company had no non-accrual loans at

September 30, 2006, compared to one non-accrual loan totaling $591,000 at September 30, 2005.  The Company had no Other Real Estate Owned at September 30, 2006 or September 30, 2005.  During the third quarter of 2006, the Company recorded $83,000 in net recoveries of credit losses.  Net income for the quarter ended September 30, 2006 reflects a $100,000 pre-tax addition to the allowance for credit losses, compared to $10,000 for the same period in 2005.  The increase in 2006 is principally due to the increase in the volume of outstanding loans and our assessment of the overall adequacy of the allowance for credit losses.

Average total deposits for the third quarter of 2006 increased slightly to $408,778,000, compared to $406,620,000 for the same period of 2005, while average non-interest bearing deposits increased by 4.71% over the same period.  The sluggish growth in core deposits is reflective of the increased interest rate environment with more deposits moving to the equity markets however, core customer relationships were not adversely affected during the periods under review.

The Company’s net interest margin (fully tax equivalent basis) increased 25 basis points from 5.57% for the three months ended September 30, 2005, to 5.82% for the three months ended September 30, 2006.  This increase was due primarily to the increase in total average interest earning assets of $15,560,000 or 3.76%, from $413,458,000 for the third quarter of 2005 to $429,018,000 for the third quarter of 2006, coupled with the recent interest rate increases on the Company’s variable-rate portfolio loans.  Net interest income increased 9.16% for the third quarter of 2006, compared to the same period in 2005.

Non-interest income increased 25.97% during the third quarter of 2006 compared to the same period in 2005 primarily due to the pre-tax gain on sale of real property of $265,000.  Non-interest expense increased 15.17% for the same periods mainly due to relocation related expenses, salary expenses from an increase in the number of employees, ordinary increases in salaries and benefits, and incremental expenses from newly opened branches.

“2006 has been a busy year for the Bank with the opening of the Fresno Downtown office in February, and the scheduled opening of our 11th office in the Sunnyside region of Fresno in November.  Additionally, during the quarter the Bank relocated all of its customer service functions, administration and several departments previously located in five separate buildings into our new Financial Drive Corporate office located in north Fresno.  The move resulted in certain expenses for the write-down of leases, leasehold improvements and equipment during the third quarter, which were offset by the gain on the sale of one of the five buildings which was owned by the Bank.  We are proud to continue making strides to better serve our customers by adding to branch locations and providing an environment for ongoing growth and expansion,” stated Daniel J. Doyle, President and Chief Executive Officer of Central Valley Community Bancorp and Central Valley Community Bank.

Central Valley Community Bancorp trades on the NASDAQ stock exchange under the symbol CVCY. Central Valley Community Bank, headquartered in Clovis, California, was founded in 1979 and is the sole subsidiary of Central Valley Community Bancorp.  Central Valley Community Bank currently operates ten full-service offices in Clovis, Fresno, Kerman, Madera, Oakhurst, Prather and Sacramento.  An eleventh office is currently scheduled to open in the Sunnyside area of Fresno by the end of 2006.  Additionally, the Bank operates Real Estate Lending, SBA Lending and Agribusiness Lending Departments.  Investment services are also provided by Investment Centers of America.  Members of Central Valley Community Bancorp’s and the Bank’s Board of Directors are: Daniel N. Cunningham (Chairman), Sidney B. Cox, Edwin S. Darden, Jr., Daniel J. Doyle, Steven D. McDonald, Louis McMurray, Wanda L. Rogers, William S. Smittcamp, and Joseph B. Weirick.

More information about Central Valley Community Bancorp and Central Valley Community Bank can be found at cvcb.com.

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Forward-looking Statements—Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements contained herein that are not historical facts, such as statements regarding the Company’s current business strategy and the Company’s plans for future development and operations, are based upon current expectations. These statements are forward-looking in nature and involve a number of risks and uncertainties.  Such risks and uncertainties include, but are not limited to (1) significant increases in competitive pressure in the banking industry; (2) the impact of changes in interest rates, a decline in economic conditions at the international, national or local level on the Company’s results of operations, the Company’s ability to continue its internal growth at historical rates, the Company’s ability to maintain its net interest margin, and the quality of the Company’s earning assets; (3) changes in the regulatory environment; (4) fluctuations in the real estate market; (5) changes in business conditions and inflation; (6) changes in securities markets; and (7) the other risks set forth in the Company’s reports filed with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2005.  Therefore, the information set forth in such forward-looking statements should be carefully considered when evaluating the business prospects of the Company.

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED BALANCE SHEET

(Unaudited)

(In thousands, except share amounts)	September 30, 2006	December 31, 2005	September 30, 2005
ASSETS
Cash and deposits in other banks	$18,048	$23,083	$22,739
Federal funds sold	22,173	29,830	17,765
Available-for-sale investment securities	94,380	105,592	106,948
Loans, less allowance for credit losses of $3,607 at September 30, 2006, $3,339 at December 31, 2005, and $3,523 at September 30, 2005	307,328	298,463	287,597
Bank premises and equipment, net	3,700	2,912	2,899
Goodwill and intangible assets	10,059	10,241	10,294
Accrued interest receivable and other assets	14,236	13,556	13,446

Total assets	$469,924	$483,677	$461,688

LIABILITIES AND SHAREHOLDERS’ EQUITY
Deposits:
Non-interest bearing	$127,753	$153,004	$123,830
Interest bearing	284,992	277,985	286,876
Total deposits	412,745	430,989	410,706

Borrowings	3,563	6,500	6,500
Accrued interest payable and other liabilities	5,735	4,665	4,434

Total liabilities	422,043	442,154	421,640

Shareholders equity:
Common Stock, no par value; 80,000,000 shares authorized; outstanding 6,033,798, 5,891,820, and 5,873,560	14,182	13,053	12,962
Retained earnings	33,746	28,977	27,309
Accumulated other comprehensive loss, net of taxes	(47)	(507)	(223)
Total shareholders’ equity	47,881	41,523	40,048

Total liabilities and shareholders’ equity	$469,924	$483,677	$461,688

CENTRAL VALLEY COMMUNITY BANCORP

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

	September 30,	September 30,
For the nine months ended	2006	2005
(Dollars in thousands except per share amounts)

Net Interest Income	$18,114	$15,986

Provision for credit losses	600	10

Net interest income after provision for credit losses	17,514	15,976

Total Non-Interest Income	3,498	3,007

Total Non-Interest Expense	13,474	12,162

Provision for Income Taxes	2,770	2,445

NET INCOME	$4,768	$4,376

Basic Earnings per Share	$0.80	$0.75
Diluted Earnings per Share	$0.74	$0.69

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
For the three months ended	2006	2006	2006	2005	2005
(In thousands except per share amounts)

Net interest income	$6,104	$6,045	$5,965	$5,945	$5,592
Provision for credit losses	100	100	400	500	10
Net interest income after provision for credit losses	6,004	5,945	5,565	5,445	5,582
Total non-interest income	1,295	1,146	1,057	1,002	1,028
Total non-interest expense	4,631	4,446	4,397	3,880	4,021
Provision for income taxes	999	976	795	899	940

Net income	$1,669	$1,669	$1,430	$1,668	$1,649

Basic earnings per share	$0.28	$0.28	$0.24	$0.28	$0.28
Diluted earnings per share	$0.26	$0.26	$0.22	$0.25	$0.26

CENTRAL VALLEY COMMUNITY BANCORP

SELECTED RATIOS

(Unaudited)

	Sept. 30,	June 30,	March 31,	Dec. 31,	Sept. 30,
For the three months ended	2006	2006	2006	2005	2005
(Dollars in thousands)

Allowance for credit losses to total loans	1.16%	1.12%	1.09%	1.11%	1.21%
Nonperforming loans to total loans	0.00%	0.01%	0.20%	0.20%	0.20%

Total nonperforming assets	$0	$29	$591	$616	$591

Net interest margin (calculated on a fully tax equivalent basis)	5.82%	5.84%	5.74%	5.65%	5.57%

Return on average assets	1.43%	1.45%	1.22%	1.41%	1.45%
Return on average equity	14.28%	15.18%	13.40%	16.26%	16.67%